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the Securities Exchange Act of 1934 (Amendment No.     )

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WINLAND ELECTRONICS, INC.
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NEWS RELEASE

DATE:	November 21, 2001
FROM:	Winland Electronics, Inc. 1950 Excel Drive Mankato, Minnesota 56001 http://www.winland.com/	CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231

FOR IMMEDIATE RELEASE

WINLAND ANNOUNCES ANNUAL MEETING DATE

MANKATO, Minn. / November 21, 2001 / PR Newswire / Winland Electronics, Inc. (Amex: WEX) announced today that it will hold its 2001 Annual Meeting on December 20, 2001. The Company typically holds its annual meetings in May or June but has delayed this year's annual meeting in order to deal with demands from Dyna Technology, Inc., a Utah corporation wholly-owned by Ralph Call and his wife Nola D. Call. American Stock Exchange Rules require that the Company hold its annual meeting before the end of the year. The meeting will be held at the Company's corporate offices located at 1950 Excel Drive in Mankato, Minnesota.

    "We have already spent too much time and money on shareholder meetings this year due to Mr. Call's attempts to impose changes in our Board of Directors," said Lorin Krueger, Chief Executive Officer. He added, "We believe shareholders who have examined all the facts have already concluded that Mr. Call's actions are designed for his benefit at the expense of all other shareholders. We hope our shareholders will tell Mr. Call to stop interfering with the Company's operations by voting against his nominees and his proposals at the annual meeting. The Company needs a period of stabilization to continue the progress we are making on our revised business strategy."

    Winland called and held a Special Meeting of Shareholders on August 21, 2001 in response to a demand from Dyna Technology. At that meeting a majority of all shareholders voting rejected Mr. Call's proposal to remove all of the Company's directors and replace them with his own slate. The Company incurred approximately $238,000 of expenses in connection with the meeting, including legal fees, proxy solicitation fees and other expenses.

    Although defeated at the August 21 Special Meeting, Mr. Call apparently intends to seek election of two of his nominees at the December 20 Annual Meeting. Dyna Technology has filed a preliminary proxy statement with the Securities and Exchange Commission indicating that it will solicit proxies in opposition to two of management's nominees.

    "We plan to limit expenses to the extent possible in connection with the December 20 annual meeting," Mr. Krueger explained, "and are disappointed that Mr. Call is forcing the Company to incur additional costs and disrupting Winland operations." The proxy statement filed by Dyna Technology indicates Mr. Call plans to seek reimbursement of his own expenses, estimated to be approximately $80,000, in the event he is successful in electing his nominees.

    The Company filed its definitive proxy statement with the SEC in Washington, D.C. on November 19th. The Company also began mailing the proxy statements with a white ballot card and voting instructions to the shareholders yesterday.

    Winland Electronics, Inc. based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.